EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PROPOSED ADD-ON OFFERING OF $200 MILLION OF SENIOR NOTES DUE 2025 AND REDEMPTION OF 7.750% SENIOR NOTES DUE 2022

NEW YORK, NY, September 19, 2019 – Mercer International Inc. (Nasdaq: MERC) (the "Company") today announced that it intends to offer for sale (the "Offering") $200.0 million in aggregate principal amount of its senior notes due January 15, 2025 (the "Additional Notes").  The Additional Notes will be issued as additional notes under an existing indenture dated December 7, 2018, pursuant to which the Company previously issued $350.0 million aggregate principal of 7.375% senior notes due 2025 (the "Existing Notes").

The net proceeds of the Offering will be used to redeem all $100.0 million in aggregate principal amount of the Company's 7.750% Senior Notes due 2022 (the "2022 Notes") currently outstanding and for general corporate purposes, including discretionary capital projects at the Company's mills.

Other than with respect to the date of issuance, the offering price and initial CUSIP, the Additional Notes will have the same terms as the Existing Notes.  Following the completion of a registered exchange offer for the Additional Notes, they will be fungible with any registered Existing Notes and will then trade under the same CUSIP number as such registered Existing Notes.

In connection with the proposed redemption of the 2022 Notes, the Company has issued a conditional notice to redeem all of the 2022 Notes, at $1,038.75 per $1,000.00 of principal amount redeemed, plus accrued and unpaid interest to, but not including, the redemption date. The redemption date is October 21, 2019 and redemption is conditioned upon completion of the Offering and the Company's deposit with the paying agent of sufficient funds to pay the redemption price.

The Additional Notes will be offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Additional Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Additional Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding contains "forward looking statements" within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company's intentions regarding the consummation of the Offering, and the intended use of proceeds and the completion of the redemption of the 2022 Notes. "Forward looking statements" involve unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These statements are based on the Company's management's estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the Offering or the redemption of the 2022 Notes, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi, FCPA, FCA Chief Executive Officer (604) 684-1099